Exhibit 99.1

VirTra Provides Business Update

Record Orders for 2021 of $32.7 Million, 37% Year-Over-Year Growth

TEMPE, Ariz. — March 31, 2022 — VirTra, Inc. (NASDAQ: VTSI) (“VirTra”), a global provider of judgmental use of force training simulators, and firearms training simulators for the law enforcement and military markets, provided a business update for the full year ended December 31, 2021.

Full Year 2021 Financial Highlights:

●	Sales orders received in 2021 totaled a record $32.7 million, an increase of 37% compared to 2020
●	Estimated cash and cash equivalents at December 31, 2021 totaled $19.7 million

Recent Operational Highlights:

●	Awarded standing offer from Government of Canada as part of countrywide effort to standardize purchasing from one simulation provider for the Royal Canadian Mounted Police as well as a wide range of other Canadian agencies.
●	Secured $2.7 million in follow-on orders from two foreign countries, demonstrating strong customer retention.
●	Formed teaming agreement with Action Target to collaborate on best-in-class solutions for both simulation training systems and live-fire shooting ranges.

Management Commentary

“While we are not yet able to release financial 2021 results, we are highly optimistic given the 37% year-over-year growth in orders to a record $32.7 million,” said Bob Ferris, chairman and CEO of VirTra. “The record level of orders continues to demonstrate the market acceptance of VirTra’s world-class training solutions as the gold standard in the industry. As the world continues to move away from COVID-related restrictions, we are having more opportunities to attend trade shows and meet with prospective customers to demonstrate VirTra’s innovative technology, new software features and scenarios, recoil kits, simulated CEWs (conducted energy weapon) and instructor training capabilities. These in-person demonstrations allow us to better showcase the advantages of VirTra’s solutions, which we believe will translate to continued growth. Recent wins including the $2.7 million in two foreign country orders and the standing offer we won for the Government of Canada represents further market share gains for VirTra and our more effective simulation training products adopted by governments globally.”

VirTra filed a Form 12b-25 with the U.S. Securities and Exchange Commission to disclose that it will not be able to file its Annual Report on Form 10-K for the year ended December 31, 2021 by its due date of March 31, 2022, and is not expected to do so within the 15-day extension period allowed by the Form. The delay is due primarily to the integration of a previously disclosed new company-wide Enterprise Resource Planning (ERP) system.

“VirTra’s growth has not come without transitory challenges as we have needed additional time to complete the independent audit of our financial statements,” continued Ferris. “We have expanded our business tremendously over the past two years, which necessitated implementing a new ERP system, which, along with COVID-related personnel limitations, has delayed the completion of the audit, particularly related to inventory and revenue reporting. We are continuing to work closely with our independent auditor to complete the audit as soon as practical. Despite these delays, the fundamentals of our business remain very strong with growing sales and a healthy balance sheet with $19.7 million of cash at the end of 2021, providing us with sufficient resources to execute our growth strategy in 2022 and beyond.”

Conference Call

VirTra’s management will hold a conference call today (March 31, 2022) at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results. VirTra’s chairman and CEO, Bob Ferris, and chief accounting officer, Marsha Foxx, will host the call, followed by a question-and-answer period.

U.S. dial-in number: 1-877-407-9208

International number: 1-201-493-6784

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast simultaneously and is available for replay here.

A replay of the call will be available through Thursday, April 14, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13728165

About VirTra, Inc.

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators, firearms training simulators and driving simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship, and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Forward-Looking Statements

The information in this discussion contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “should,” “could,” “predicts,” “potential,” “continue,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements. All forward-looking statements in this document are made based on our current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. In evaluating these statements, you should specifically consider various factors, uncertainties and risks that could affect our future results or operations. These factors, uncertainties and risks may cause our actual results to differ materially from any forward-looking statement set forth in the reports we file with or furnish to the Securities and Exchange Commission (the “SEC”). You should carefully consider these risk and uncertainties described and other information contained in the reports we file with or furnish to the SEC before making any investment decision with respect to our securities. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact:

Matt Glover and Jeff Grampp, CFA

Gateway Group, Inc.

VTSI@gatewayir.com

949-574-3860